Exhibit 5.2

[JONES DAY LETTERHEAD]

December 17, 2004

Landwirtschaftliche Rentenbank
Hochstrasse 2
60313 Frankfurt am Main
Federal Republic of Germany

Ladies and Gentlemen:

     We have acted as United States counsel for Landwirtschaftliche Rentenbank, an institution organized under the public laws of the Federal Republic of Germany (the “Bank”), in connection with the Registration Statement on Schedule B (the “Registration Statement”) filed by the Bank with the Securities and Exchange Commission on the date hereof pursuant to the Securities Act of 1933 (the “Securities Act”) relating to the offering from time to time of debt securities of the Bank (the “Debt Securities”) having an aggregate principal amount of up to U.S. $4,000,000,000 or the equivalent thereof in one or more currencies or currency units. The Debt Securities may be offered and sold in one or more series from time to time on the terms to be determined at the time of sale in accordance with the provisions of a Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated October 16, 2001 between the Bank and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company).

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. We have assumed that the Fiscal Agency Agreement has been duly authorized, executed and delivered by the parties thereto and that the terms of the Debt Securities, when issued, will have been duly established in conformity with the Fiscal Agency Agreement and, to the extent not contained in the form of Debt Securities set forth as an exhibit to the Fiscal Agency Agreement, will comply with applicable law and will be valid, binding and enforceable.

Landwirtschaftliche Rentenbank

December 17, 2004

     Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, and the Debt Securities have been duly authorized by the Bank, duly executed and authenticated in accordance with the Fiscal Agency Agreement, and issued and sold as contemplated in the Registration Statement, the prospectus contained therein and any amendments or supplements thereto, the Debt Securities will constitute valid and binding obligations of the Bank, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, voidable preference, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally and (ii) general equitable principles of equity, whether such principles are considered in a proceeding at law or in equity.

     Our examination of matters of law in accordance with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction. To the extent that the law of the Federal Republic of Germany is relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the correctness of and relied upon, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion, dated the date hereof, of Andreas Mücke and Jens Kollman, in-house legal advisors of the Bank included as Exhibit 5.1 to the Registration Statement.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Validity of the Securities”. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day